Exhibit 2.7

THIRD AMENDMENT TO PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AGREEMENT (“Third Amendment”) is made and entered into as of January 15, 2009, by and among BOYD GAMING CORPORATION, a Nevada corporation (“Parent”), FGB DEVELOPMENT, INC., a Florida corporation (“Purchaser”), BOYD FLORIDA, LLC, a Mississippi limited liability company (“Purchaser Affiliate”), THE ARAGON GROUP, a Florida general partnership formerly known as The Aragon Group, Inc., a Florida corporation (“Company”), SUMMERSPORT ENTERPRISES, LLC, a Florida limited liability company formerly known as Summersport Enterprises, LLLP, a Florida limited liability limited partnership (“Summersport”), EACH PERSON IDENTIFIED AS “SHAREHOLDER” ON THE SIGNATURE PAGE HEREOF (each a “Shareholder” and collectively, “Shareholders”), EACH PERSON IDENTIFIED AS “PARTNER” ON THE SIGNATURE PAGE HEREOF (each a “Partner” and collectively, “Partners”), and STEPHEN F. SNYDER, as authorized representative of and on behalf of each Shareholder and Partner hereunder (the “Shareholder Representative”). Parent, Purchaser and Purchaser Affiliate are sometimes collectively referred to herein as the “Purchaser Parties” and individually referred to herein as a “Purchaser Party”, each of the Shareholders and Partners are sometimes collectively referred to herein as the “Seller Parties” and individually referred to herein as a “Seller Party”, and the Purchaser Parties, the Seller Parties, Company, Summersport and the Shareholder Representative are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.

RECITALS

WHEREAS, the Parties previously entered into that certain Purchase Agreement dated as of June 5, 2006, as amended by (i) that certain letter agreement dated as of August 11, 2006 (the “First Amendment”), and (ii) that certain Second Amendment to Purchase Agreement dated February 16, 2007 (the “Second Amendment”) (as so amended, the “Purchase Agreement”), for the purchase and sale of all of the shares of capital stock in Company and all of the partnership interests in Summersport owned by Partners, as applicable, on the terms and conditions set forth in the Purchase Agreement, and for other matters described therein; and

WHEREAS, the Closing occurred on the Closing Date, and in connection therewith, Purchaser and Purchaser Affiliate paid the Remaining Purchase Price Payment, the applicable interest thereon and certain other amounts on the Closing Date in accordance with the Agreement; and

WHEREAS, the Contingent Purchase Price Due Date under Section 1.03(b)(ii) of the Purchase Agreement has not occurred and neither the Contingent Purchase Price nor any interest thereon is currently due or payable; and

WHEREAS, the Parties wish to amend, modify and replace the terms and conditions of the Contingent Purchase Price under the Purchase Agreement (including the terms and conditions for the payment of the Contingent Purchase Price and the Parties’ rights and obligations with respect to the Contingent Purchase Price) and amend and modify certain other rights, remedies, liabilities and obligations under the Purchase Agreement, all subject to and upon the terms and conditions set forth in this Third Amendment; and

WHEREAS, unless otherwise defined herein, all capitalized terms shall have the same meaning as set forth in the Purchase Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Incorporation of Recitals. The foregoing recitals are true and correct and are incorporated herein by reference.

2. Amendment No. 1. The Purchase Agreement is hereby amended by deleting Section 1.03(b) of the Purchase Agreement in its entirety and replacing such section with the following new Section 1.03(b):

(b) Contingent Purchase Price.

(i) The Contingent Purchase Price shall be payable as follows: (A) Nine Million Three Hundred Seventy Five Thousand Dollars ($9,375,000) of the Contingent Purchase Price (the “Contingent Purchase Price Cash Payment”) shall be payable to the order of the Shareholder Representative, for the benefit and on behalf of the Shareholders and Partners, by wire transfer in immediately available United States funds at the Third Amendment Closing (as such term is defined below) in accordance with and subject to the provisions of Section 1.03(b)(vi); and (B) the balance of the Contingent Purchase Price in the amount of Sixty Five Million Six Hundred Twenty Five Thousand Dollars ($65,625,000) (the “Contingent Purchase Price Balance”) shall be payable by delivery to the Shareholder Representative (or to his agent and attorney, Thomas O. Wells, Esq.), for the benefit and on behalf of the Shareholders and Partners, of a promissory note in the principal amount of Sixty Five Million Six Hundred Twenty Five Thousand Dollars ($65,625,000) in the form attached hereto as Exhibit 1.03(b)(i) (the “Promissory Note”), with appropriate insertions, to be executed by Parent and made payable to TAGEND LLC and dated as of the Third Amendment Closing Date (as such term is defined below). The Promissory Note shall be delivered to the Shareholder Representative (or to his agent and attorney, Thomas O. Wells, Esq.), for the benefit and on behalf of the Shareholders and Partners, at the Third Amendment Closing in accordance with and subject to the provisions of Section 1.03(b)(iv) and Section 1.03(b)(vi) as payment in full of the Contingent Purchase Price Balance.

(ii) At the Third Amendment Closing, Purchaser and Purchaser Affiliate shall pay to the Shareholder Representative, for the benefit and on behalf of the Shareholders and Partners, interest on the Contingent Purchase Price for the period from March 1, 2007 until the Third Amendment Closing Date in the aggregate total amount of Nine Million

Eighty Thousand Seven Hundred Twenty Nine and 17/100 Dollars ($9,080,729.17) (the “Contingent Purchase Price Interest Payment”) by wire transfer in immediately available United States funds at the Third Amendment Closing in accordance with and subject to the provisions of Section 1.03(b)(vi), which interest has been calculated at a rate per annum (computed on the actual number of days elapsed over a 360-day year) equal to the Prime Rate for the period from March 1, 2007 until the Third Amendment Closing Date.

(iii) In accordance with and subject to the provisions of Section 1.03(b)(iv) and Section 1.03(b)(vi), at the Third Amendment Closing, Parent shall deliver to the Shareholder Representative (or to his agent and attorney, Thomas O. Wells, Esq.), for the benefit and on behalf of the Shareholders and Partners, an irrevocable letter of credit in the initial face amount equal to the sum of Sixty Nine Million Nine Hundred Thirty One Thousand Eight Hundred Forty Eight and 90/100 Dollars ($69,931,848.90) (which is equal to the sum of the Contingent Purchase Price Balance and an amount that is equal to the amount of interest that would be payable on the outstanding principal balance under the Promissory Note during the term of the Promissory Note at the annual rate of eight percent (8%) if the Promissory Note is timely paid but not prepaid), in the form attached hereto as Exhibit 1.03(b)(iii) to be issued to TAGEND LLC by Bank of America, N.A. or, at the option of Parent, by another bank (in either case, the “Bank”) that is acceptable to the Shareholder Representative, in his sole discretion, as designated by Parent (the “Letter of Credit”) to secure performance by Parent of its obligations to pay the principal and accrued interest under the Promissory Note on each “Installment Due Date” thereof, as such term is defined in the Promissory Note. The Letter of Credit shall provide for a payment to TAGEND LLC on each Installment Due Date of the applicable amount of principal and accrued interest that is due on such Installment Due Date under the Promissory Note (the “Installment Amount”) upon seven (7) days advance written notice by TAGEND LLC to the Bank as described in Exhibit 1.03(b)(iii). The aggregate maximum amount that is available for payments under the Letter of Credit shall not exceed the amount of outstanding and unpaid principal balance under the Promissory Note and all accrued interest thereon, and shall be reduced from time to time upon each payment under the Promissory Note by an amount equal to the amount of principal and accrued interest paid under the Promissory Note (whether such payment results from a payment or prepayment by Parent under the Promissory Note, or as a result of any payment under the Letter of Credit, or otherwise); provided however, that in any event, the amount that is available for payment under the Letter of Credit on any date of payment under the Letter of Credit shall not exceed the Installment Amount that is then due and payable under the Promissory Note on such Installment Due Date. Each of Shareholder Representative, the Shareholders and the Partners acknowledge, covenant and agree (and shall cause TAGEND LLC to acknowledge, covenant and agree) with the Purchaser Parties that (A) in the event that all or any portion of the outstanding principal balance under the Promissory Note is prepaid in accordance with the Promissory Note (a “Prepayment”), then the Shareholder Representative (for the benefit and on behalf of the Shareholders and Partners) and TAGEND LLC will, and the Shareholder Representative (for the benefit and on behalf of the Shareholders and Partners) will cause TAGEND LLC to, promptly return and deliver the original of the Letter of Credit to the Bank together with a joint notice and instruction letter to be executed by the Shareholder Representative (for the benefit and on behalf of the Shareholders and Partners), TAGEND LLC and Parent in form and substance reasonably acceptable to Parent and the Shareholder Representative (a “Joint Prepayment Notice Letter”), which Joint Prepayment Notice Letter shall inform the Bank about the fact of the Prepayment and instruct the Bank to issue to TAGEND LLC, in exchange for and in lieu of the Letter of Credit, a replacement irrevocable letter of credit (any such letter of credit, a “Replacement Letter of Credit”) which shall be substantially in the form of the Letter of Credit except that (x) the face amount of such Replacement Letter of Credit shall not exceed the amount equal to the remaining amount of principal and accrued interest that would be payable under the Promissory Note on the remaining Installment Due Dates after giving effect to the Prepayment in accordance with the prepayment provisions of the Promissory Note; and (y) the amount that is available for payment under the Replacement Letter of Credit on any date of payment under the Replacement Letter of Credit shall be revised to reflect, and shall not exceed, the revised Installment Amount that would be due and payable under the Promissory Note on such Installment Due Date after giving effect to the Prepayment in accordance with the prepayment provisions of the Promissory Note; (B) in the event that any amount in excess of the then applicable Installment Amount is paid under the Letter of Credit (whether as a result of a payment or prepayment by Parent under the Promissory Note, or as a result of any payment under the Letter of Credit or any Replacement Letter of Credit, or otherwise), then each of the Shareholder Representative, Shareholder, Partner, and TAGEND LLC will be deemed to have received such excess amount in trust for the benefit of Parent and shall (and shall cause TAGEND LLC to) promptly pay and deliver such amount to Parent in the exact form received (except, if applicable, for any endorsement of instruments in favor of Parent as directed by Parent); and (C) any payment under the Letter of Credit to pay an Installment Amount or any portion thereof shall be deemed to constitute a payment under the Promissory Note in satisfaction of Parent’s payment obligations with respect to the Installment Amount and shall reduce the outstanding balance of principal and accrued interest under the Promissory Note by an amount equal to the amount of the Installment Amount that is paid under the Letter of Credit. Upon the issuance of any Replacement Letter of Credit as provided herein, the Letter of Credit shall be automatically canceled and shall automatically have no further force or effect and the Shareholder Representative’s, the Shareholders’, the Partners’ and TAGEND LLC’s rights and interests under the Letter of Credit shall automatically terminate and all of the provisions in this Agreement and the Promissory Note relating to the Letter of Credit shall thereupon apply to the Replacement Letter of Credit and the term “Letter of Credit” as used in this Agreement shall thereupon be deemed to be a reference to the Replacement Letter of Credit (unless the context clearly otherwise requires).

(iv) The closing of the transactions contemplated by Section 1.03(b) of this Agreement (the “Third Amendment Closing”) shall take place at the offices of Gunster, Yoakley & Stewart, P.A. beginning at 10:00 A.M. Eastern time on January 15, 2009 or at such other time and/or date as Parent and the Shareholder Representative may agree in writing (the “Third Amendment Closing Date”).

(v) Upon the full payment of all of the principal and accrued interest under the Promissory Note, the Shareholder Representative’s, the Shareholders’, the Partners’ and TAGEND LLC’s rights and interests under the Letter of Credit shall automatically terminate (and neither TAGEND LLC, the Shareholder Representative nor any of the Shareholders or the Partners shall thereupon and thereafter receive any further payments under the Letter of Credit), and the Shareholder Representative and each the Shareholders and the Partners, at the request of Parent, will (and will cause TAGEND LLC to) execute and deliver to Parent a proper instrument or instruments acknowledging the satisfaction, release and termination of the Promissory Note (including any and all liabilities and obligations of Parent thereunder) and the Shareholder Representative’s, the Shareholders’, the Partners’ and TAGEND LLC’s rights and interests in the Letter of Credit, and will (and will cause TAGEND LLC to) duly assign, transfer, return and/or deliver, as applicable, to Parent, the Promissory Note and the Letter of Credit.

(vi) Any payment of the Contingent Purchase Price Cash Payment and the Contingent Purchase Price Interest Payment, as applicable, shall be paid to the order of, and shall be received by, the Shareholder Representative for the benefit and on behalf of the Shareholders and Partners in accordance with each Shareholders’ and Partners’ Allocable Portion of the Contingent Purchase Price Cash Payment and the Contingent Purchase Price Interest Payment, as applicable, and, subject to the next sentence, shall be paid by wire transfer of immediately available funds to the account of TAGEND LLC set forth below. The Shareholders, the Partners and the Shareholder Representative acknowledge and agree that (i) the payment of the Contingent Purchase Price Cash Payment and the Contingent Purchase Price Interest Payment to the following bank account of TAGEND LLC shall satisfy the Purchaser Parties’ payment obligations of such amounts under this Agreement and shall be deemed to be a payment made to or to the order of Shareholder Representative for the benefit and on behalf of the Shareholders and Partners, as contemplated under the preceding sentence and various other payment provisions of this Agreement; (ii) the delivery to the Shareholder Representative (or to his agent and attorney, Thomas O. Wells, Esq.) of the Promissory Note made payable to TAGEND LLC shall satisfy the Purchaser Parties’ payment obligations of the Contingent Purchase Price Balance under this Agreement and shall be deemed to be a delivery and a payment made to or to the order of Shareholder Representative for the benefit and on behalf of the Shareholders and Partners, as contemplated under the various payment and delivery provisions of this Agreement; (iii) the payment of the applicable amounts under the Promissory Note to the following bank account of TAGEND LLC (whether as a result of a payment or prepayment under the Promissory Note, or as a result of any payment under the Letter of Credit or any Replacement Letter of Credit, or otherwise) shall satisfy Parent’s payment obligations of such amounts under the Promissory Note and shall be deemed to be a payment made to or to the order of Shareholder Representative for the benefit and on behalf of the Shareholders and Partners, as contemplated under the preceding sentence and various other payment provisions of this Agreement and the Promissory Note; and (iv) the payment of the Second Amendment Payment and the Remaining Purchase Price Payment, together with payment of applicable interest thereon and prorations and credits pursuant to the Agreement, to the following bank account of TAGEND LLC shall satisfy the Purchaser’s and Purchaser Affiliate’s payment obligations of such amounts under Section 1.03(a) and Section 1.04 and shall be deemed to be a payment made to or to the order of Shareholder Representative for the benefit and on behalf of the Shareholders and Partners as contemplated under the Purchase Agreement (and the Parties acknowledge and agree that all such payments were made and such obligations were satisfied on the Closing Date):

Name of Bank: Northern Trust Bank of Florida N.A.

ABA No.: 066009650

For credit to: TAGEND LLC

Account No.: 1710279813

Such wire transfer instructions shall remain in effect until the Shareholder Representative provides written notice to the Purchaser and to the Bank providing a change in such wire transfer instructions (which notice shall be provided at least two (2) Business Days before the due date of any such payment in order for such change to be effective).

(vii) Each Shareholder, Partner and Shareholder Representative represents and warrants to the Purchaser Parties that TAGEND LLC is wholly-owned by such Persons and that each such Person (other than Clinton E. Morris (“Morris”)) and TAGEND LLC is each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Each Shareholder, Partner and Shareholder Representative represents that it understands and acknowledges that (i) the Promissory Note has not been registered under the Securities Act or under applicable state securities laws, (ii) the Promissory Note is being issued to TAGEND LLC pursuant to exemptions from registration requirements under the Securities Act and applicable state securities laws, and (iii) the Purchaser Parties are relying on the Shareholders’, the Partners’ and the Shareholder Representative’s representations set forth in this Agreement. Each Shareholder, Partner and Shareholder Representative understands and acknowledges that no federal or state agency has recommended or endorsed the purchase of the Promissory Note. The Shareholders, Partners and Shareholder Representative represent that they are causing TAGEND LLC to acquire the Promissory Note solely for its own account, for investment, and not with a view to the distribution or resale thereof, and the Shareholders, Partners, Shareholder Representative and TAGEND LLC have no present intention, agreement, understanding or arrangement to (or to cause TAGEND LLC to) sell, assign, transfer, hypothecate or otherwise dispose of all or any part of the Promissory Note or any interest therein. Each of the Shareholders, Partners, and Shareholder Representative represents that they and TAGEND LLC understand that an investment in the Promissory Note involves substantial risks. Each of the Shareholders, Partners, and Shareholder Representative represents that they and TAGEND LLC understand and acknowledge that there will be no public market for the Promissory Note, that there will be restrictions on the transferability of the Promissory Note and that the Shareholders, Partners, Shareholder Representative and TAGEND LLC will not be able to readily liquidate an investment in Promissory Note. Each of the Shareholders, Partners, and Shareholder Representative represents that there has been made available to the Shareholders, Partners, Shareholder Representative

and TAGEND LLC the opportunity to obtain information to evaluate the merits and risks of an investment in the Promissory Note. Each of them and TAGEND LLC has had the opportunity to ask questions of, and has received satisfactory answers from, the Purchaser Parties and their respective representatives concerning Parent and its business, financial condition, operations, assets, activities and commitments. The Shareholders, the Partners and the Shareholder Representative covenant and agree in favor of the Purchaser Parties that until all of the principal and accrued interest under the Promissory Note is paid in full, such Persons shall not sell, transfer, assign, pledge or hypothecate to any Person or otherwise disposed of, in whole or in part, any right, title, interest or benefit in, to and under TAGEND LLC other than testamentary devises or transfers under the laws of descent and distribution upon the death of a Shareholder or Partner.

3. Amendment No. 2. The Purchase Agreement, including Section 13.01 of the Purchase Agreement, is hereby amended by deleting the following defined terms therefrom: Change in Control, Contingent Purchase Price Due Date, Excess Net Proceeds, FAEG Litigation, Final Favorable Determination, Final Favorable Determination Date, Final Unfavorable Determination, Final Unfavorable Determination Date, Final Validation Determination, Final Validation Determination Date, First DCA Order, Late Payment Fee, Net Proceeds, Repayment Due Date, Sale of the Real Property or Business, Seller’s Portion of Excess Net Proceeds, Seller’s Portion of Excess Net Proceeds Due Date, Third Anniversary.

4. Amendment No. 3. The Purchase Agreement is hereby amended by deleting the words “with respect to all other claims for indemnification on or after the Closing, shall not exceed twenty-five percent (25%) of the amount of the Purchase Price, interest thereon, and the Seller’s Portion of Excess Net Proceeds, if applicable, that has been actually paid to or on behalf of the Shareholders and Partners” that are set forth before the proviso in clause (B) of the first sentence of Section 11.03 of the Purchase Agreement and replacing such words with the following words: “with respect to all other claims for indemnification on or after the Closing, shall not exceed twenty-five percent (25%) of the amount of the Purchase Price and interest thereon that has been actually paid to or on behalf of the Shareholders and Partners”.

5. Amendment No. 4. The Second Amendment is hereby amended by deleting the last two sentences of Section 7 of the Second Amendment, beginning with the words “Nothing in Section 11.03 of the Purchase Agreement” and ending with the words “in this Second Amendment”, in their entirety.

6. Amendment No. 5. The Second Amendment is hereby amended by deleting the word “hereunder” and the words “or this Second Amendment” from the first sentence of Section 10 of the Second Amendment. Furthermore, the Second Amendment is hereby amended by replacing the word “herein” in the first sentence and second sentence of Section 10 of the Second Amendment with the words “in the Purchase Agreement”. Furthermore, the Second Amendment is hereby amended by inserting the words “other than principal, interest and/or other amounts that are due and/or payable under the Promissory Note” immediately before the term “monetary default” in the first sentence of Section 10 of the Second Amendment, so that the term “monetary default” and the provisions of Section 10 of the Second Amendment shall not apply to any breach or default under or any failure to pay amounts due under the Promissory Note. The Promissory Note shall set forth the default rate of interest (“Default Interest”) and consequences for any failure to pay any principal, interest or other amounts under the Promissory Note.

7. Amendment No. 6. The Second Amendment is hereby amended by deleting the last sentence of Section 10 of the Second Amendment, beginning with the words “The Parties agree that” and ending with the words “provisions of Section 1.03 of this Agreement”, in its entirety.

8. Tax Increase Indemnification.

(a) In the event that the tax rate for long term capital gains under Code Section 1(h) for calendar year 2010 is greater than the same rate for calendar year 2009, and/or the maximum marginal rate of tax on ordinary income under Code Section 1 for calendar year 2010 is greater than the same rate for calendar year 2009, then in addition to amounts payable under the Promissory Note, Parent also agrees to pay to the Shareholder Representative (for the benefit and on behalf of the Shareholders and Partners) an additional amount to compensate for the increase in taxes incurred by the Shareholders and Partners as a result of the receipt of any payment made under the Promissory Note in 2010 rather than such payment being made in 2009 (including an amount necessary to gross-up such payment for the increase in taxes caused by such payment) (the “Tax Increase Payment”). For purposes of determining the Tax Increase Payment, the Seller Parties’ applicable Gross Profit Percentage Amount under the Promissory Note is Ninety-Nine and 8279/10000 percent (99.8279%) and the Capital Gain Portion and Ordinary Income Portion are One Hundred percent (100%) and zero percent (0%), respectively.

By way of illustration of the foregoing, if the long term capital gain tax rate under Code §1(h) is increased from 15% for the 2009 tax year to 20% for 2010, and the maximum marginal rate of tax on ordinary income under Code §1 is increased from 35% in 2009 to 38% in 2010 and if the Tax Increase Payment is taxable to the Seller Parties as a purchase price adjustment and a long term capital gain, then the Tax Increase Payment shall be determined as follows:

Total 2010 Payment	$46,875,000
Gross Profit Percentage	99.8279%

Gross Profit Amount	$46,794,314

Capital Gain Portion of Gross Profit Amount	$46,794,314
Ordinary Gain Portion of Gross Profit Amount	$0

Tax Increase Payment would be $3,030,717.99, and would be determined as follows:

(46,875,000 x 99.8279%) x (1.00 – 2009 LTCG%) = [(46,875,000 + X) x 99.8279%] x (1.00-2010 LTCG%)

(46,875,000 x 99.8279%) x 85% = [(46,875,000 + X) x 99.8279%] x 80%

(46,794,314) x 85% = [46,794,314 + .998279X] x 80%

39,855,852.90 = 37,435,451.20 + 0.7986232X

39,855,852.90 – 37435,451.20 = 0.7986232X

2,420,401.70 = 0.7986232X

X = 3,030,717.99

(b) In addition, and solely with respect to Stephen F. Snyder and Robert H. Hubsch, Parent shall also pay to each of them an amount equal to any interest charge imposed on each of them under Code Section 453A(a)(1) for 2009 with respect to their allocable portion of the Promissory Note plus an additional “gross up” amount to compensate for the tax attributable to such payment (determined in a similar manner as illustrated in paragraph (a) above) (a “Section 453A Payment”).

(c) Subject to paragraph (d) below, Parent shall pay the Section 453A Payment to Stephen F. Snyder and Robert H. Hubsch on or before April 15, 2010 and shall pay the Tax Increase Payment to the Shareholder Representative (for the benefit and on behalf of the Shareholders and Partner) on or before April 15, 2010.

(d) In the event that Parent and the Shareholder Representative disagree over the calculation of the amount of the Tax Increase Payment or Section 453A Payment, either party may request that the matter be submitted to a final determination by an independent certified public accountant (“CPA”) mutually agreed upon by the parties; provided, however, that if the parties can not agree upon a CPA within thirty (30) days of the request by either party for submission of the matter, then within five (5) days, each party shall designate a certified public accountant and the two designated certified public accountants shall select the CPA to determine that applicable payment amount. Absent manifest error, the determination of the CPA as to the applicable payment amount shall be final and binding on the parties.

(e) Each Shareholder and Partner shall be solely responsible for the timely and proper filing of all necessary documentation and Tax Returns, together with payment of any Taxes, if applicable.

(f) In no event shall Parent be liable to any Shareholder or Partner for any additions to tax, interest, penalties or other amounts with respect to any Shareholder’s or Partner’s tax liabilities, it being expressly agreed and acknowledged that the obligations of Parent hereunder are solely with respect to the payment of additional amounts under the Purchase Agreement, which amounts may be measured with respect to possible Taxes, but that Parent is not agreeing to the payment of any Shareholder’s or Partner’s actual Taxes.

(g) For purposes of clarification, the rights and obligations of Shareholders, Partners and Parent pursuant to this Section 8 shall not be subject to the limits contained in Section 11.01(c) or Section 11.02(c) of the Purchase Agreement. The obligations of Parent to make any Section 453A Payment shall expire if request for such payment is not made by either Stephen F. Snyder and Robert H. Hubsch on or before December 31, 2010 and the obligations of Parent to make any Tax Increase Payment shall expire if a request for payment is not made by a Shareholder or Partner on or before December 31, 2011.

9. Representation and Indemnity Regarding Rights. As an inducement to the Purchaser Parties to enter into this Third Amendment and the Promissory Note and to consummate the transactions contemplated hereby and thereby, the Shareholder Representative and the Seller Parties hereby represent and warrant to the Purchaser Parties as of the date hereof and as of the Third Amendment Closing Date that, (i) neither the Shareholder Representative nor any of the Seller Parties has in any manner voluntarily or involuntarily transferred, assigned, pledged, or hypothecated to any Person or otherwise disposed of, in whole or in part, any right, title, interest or benefit in, to and under the Purchase Agreement, including any right, title, interest or benefit in, to and under the Contingent Purchase Price or interest with respect thereto (the “Contingent Purchase Price Rights”); and (ii) no Person has or has asserted any right, title, claim, equity or interest in, to or respecting the Contingent Purchase Price Rights or any part thereof. Furthermore, the Purchaser Parties, the Shareholder Representative and the Seller Parties hereby acknowledge and agree that (i) as a result of this Third Amendment, the terms and conditions with respect to the Contingent Purchase Price that heretofore existed under the Purchase Agreement (the “Former Contingent Purchase Price Provisions”) are no longer valid, binding or effective and the Seller Parties and the Shareholder Representative have no right, title, interest or benefit in, to and under the Former Contingent Purchase Price Provisions, all of which right, title, interest and benefit are hereby forever terminated, discharged and released by the Shareholder Representative and the Seller Parties; and (ii) all Contingent Purchase Price Rights will be fully and finally and automatically discharged, released, settled and satisfied upon payment of the Contingent Purchase Price Cash Payment, the Contingent Purchase Price Interest Payment and the delivery of the Promissory Note as contemplated in Section 1.03(b) of the Purchase Agreement, as amended hereby. The Seller Parties shall indemnify and hold the Purchaser Parties, the Company and Summersport harmless from and against any and all liabilities, losses, damages, and reasonable out-of-pocket expenses and costs (including court costs and reasonable fees of attorneys, paralegals and experts) resulting from, arising out of or relating to, (i) any inaccuracy, breach or default of any of the representations or warranties set forth in the first sentence of this Section 9; and (ii) any breach or default of any of the covenants or agreements set forth in clause (A) or clause (B) of Section 1.03(b)(iii) of the Purchase Agreement, as amended hereby. All claims for indemnification under this Section 9 by a Purchaser Party shall be asserted and resolved in accordance with the procedures set forth in Sections 11.02(a) and 11.02(b) of the Purchase Agreement as though such Sections 11.02(a) and 11.02(b) were set forth herein in full and were deemed to apply to claims and demands for indemnification under this Section 9, and as though such Purchaser Party, the Company and/or Summersport, as applicable, were the “Indemnified Party” and the Seller Parties were the “Indemnifying Party” under such provisions. For purposes of clarification, the rights and obligations of the Seller Parties, the Purchaser Parties, the Shareholder Representative, the Company and Summersport pursuant to this Section 9 shall not be subject to the limits contained in Section 11.01(c), Section 11.02(c) or Section 11.03 of the Purchase Agreement. The representations, warranties, covenants and agreements of the Shareholder Representative and the Seller Parties contained in this Section 9 will survive the Third Amendment Closing indefinitely.

10. Counterparts. This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and by facsimile signatures, each of which when so executed and delivered shall be an original, but all of the counterparts shall together constitute one and the same instrument.

11. Authority. Each Person who executes and delivers this Third Amendment on behalf of any of the parties hereto represents and warrants that such Person has the full right,

power and authority to execute and deliver this Third Amendment on behalf such party, and each of the parties hereto represents and warrants that it has the full right, power and authority to enter into and be bound by the terms and conditions of this Third Amendment.

12. Conflicts. This Third Amendment constitutes an integral part of the Purchase Agreement. In the event of conflicts or inconsistencies between the provisions of the Purchase Agreement and the provisions of this Third Amendment, this Third Amendment shall control.

13. Full Force and Effect. Except as otherwise modified hereby, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

*  *  *

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Third Amendment to Purchase Agreement has been duly authorized, executed and delivered by the parties hereto as of the date first set forth above.

“PARENT”:

BOYD GAMING CORPORATION, a Nevada corporation

By:
Name:	Keith E. Smith
Title:	Chief Executive Officer

“PURCHASER”:

FGB DEVELOPMENT, INC., a Florida corporation

By:
Name:	Keith E. Smith
Title:	President

“PURCHASER AFFILIATE”:

BOYD FLORIDA, LLC, a Mississippi limited liability company

By:
Name:	Keith E. Smith
Title:	Manager

[SIGNATURES CONTINUED ON NEXT PAGE]

“COMPANY”:

THE ARAGON GROUP, a Florida general partnership, by its general partners:

FGB Development, Inc., a Florida corporation

By:
Name:	Keith E. Smith
Title:	President

AND

Boyd Florida, LLC, a Mississippi limited liability company

By:
Name:	Keith E. Smith
Title:	Manager

“SUMMERSPORT”:

SUMMERSPORT ENTERPRISES, LLC, a Florida limited liability company

By:
Name:	Keith E. Smith
Title:	President and Manager

[SIGNATURES CONTINUED ON NEXT PAGE]

“SHAREHOLDER”:

Allocable Portion: 4.716%	THE 2003 BARRON FREDERICK SNYDER FAMILY TRUST

By:
Stephen F. Snyder, as Shareholder Representative

“SHAREHOLDER”:

Allocable Portion: 2.467%	JAMIE S. SNYDER IRREVOCABLE TRUST

By:
Stephen F. Snyder, as Shareholder Representative

“SHAREHOLDER”, “PARTNER” AND “SHAREHOLDER REPRESENTATIVE”:

Allocable Portion: 68.169%
STEPHEN F. SNYDER

“SHAREHOLDER” AND “PARTNER”:

Allocable Portion: 18.608%	ROBERT H. HUBSCH

By:
Stephen F. Snyder, as Shareholder Representative

[SIGNATURES CONTINUED ON NEXT PAGE]

“SHAREHOLDER” AND “PARTNER”:

Allocable Portion: 4.026%	T. H. BARKDULL, JR.

By:
Stephen F. Snyder, as Shareholder Representative

“SHAREHOLDER” AND “PARTNER”:

Allocable Portion: 1.726%	D. R. KNOX

By:
Stephen F. Snyder, as Shareholder Representative

“SHAREHOLDER” AND “PARTNER”:

Allocable Portion: 0.288%	CLINTON E. MORRIS, JR.

By:
Stephen F. Snyder, as Shareholder Representative

EXECUTION COPY

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS PROMISSORY NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

$65,625,000	January 15, 2009

FOR VALUE RECEIVED, Boyd Gaming Corporation, a Nevada corporation (“Maker”), promises to pay to TAGEND LLC, a Florida limited liability company (“Payee”), in lawful money of the United States of America, the principal sum of Sixty Five Million Six Hundred Twenty Five Thousand Dollars ($65,625,000), together with interest in arrears from the date hereof on the unpaid principal balance at an annual rate equal to eight percent (8%), in the manner and on the dates provided below. Interest shall be calculated on the basis of a year of 365 days and charged for the actual number of days elapsed.

This Promissory Note has been executed and delivered pursuant to and in accordance with the terms and conditions of that certain Purchase Agreement dated as of June 5, 2006 by and among The Aragon Group, a Florida general partnership formerly known as The Aragon Group, Inc., a Florida corporation, Summersport Enterprises, LLC, a Florida limited liability company formerly known as Summersport Enterprises, LLLP, a Florida limited liability limited partnership, the former shareholders of the Company (the “Shareholders”), the former limited partners of Summersport (the “Partners”), Maker, FGB Development, Inc., a Florida corporation, Boyd Florida, LLC, a Mississippi limited liability company, and Stephen F. Snyder, as the authorized representative of and on behalf of each Shareholder and Partner (the “Shareholder Representative” ), as amended by (i) that certain letter agreement dated as of August 11, 2006, (ii) that certain Second Amendment to Purchase Agreement dated February 16, 2007, and (iii) that certain Third Amendment to Purchase Agreement dated as of January 15, 2009 (as so amended, the “Purchase Agreement”), and is subject to the terms and conditions of the Purchase Agreement. Capitalized terms used in this Promissory Note without definition shall have the respective meanings set forth in the Purchase Agreement. This Promissory Note constitutes the “Promissory Note” that is described in the Purchase Agreement.

1.	Payments.

1.1	Principal and Interest.

The principal amount of this Promissory Note shall be due and payable in installments as follows: (a) an installment of Nine Million Three Hundred Seventy Five Thousand Dollars ($9,375,000) of principal under this Promissory Note shall be due and payable on April 15, 2009; (b) an installment of Nine Million Three Hundred Seventy Five Thousand Dollars ($9,375,000)

of principal under this Promissory Note shall be due and payable on July 15, 2009; and (c) a final installment of Forty Six Million Eight Hundred Seventy Five Thousand Dollars ($46,875,000) of principal under this Promissory Note (the “Final Installment”) shall be due and payable on January 15, 2010 (each such due date, an “Installment Due Date”). Interest on the unpaid principal balance of this Promissory Note as of an Installment Due Date shall be due and payable on such Installment Due Date together with each payment of principal on such date.

1.2	Manner of Payment.

All payments of principal and interest on this Promissory Note shall be made by wire transfer of immediately available funds to the following bank account of Payee or to another account designated in writing to Maker and to the Bank by the Shareholder Representative, as the authorized representative of Payee, for the benefit and on behalf of the Shareholders and Partners, at least two (2) Business Days before the due date thereof:

Name of Bank: Northern Trust Bank of Florida N.A.

ABA No.: 066009650

For credit to: TAGEND LLC

Account No.: 1710279813

The payment of the applicable amounts under this Promissory Note to such account (whether as a result of a payment or prepayment under this Promissory Note, or as a result of any payment under the Letter of Credit or any Replacement Letter of Credit, or otherwise) shall satisfy Maker’s payment obligations of such amounts under this Promissory Note and shall also be deemed to be a payment made to or to the order of Shareholder Representative for the benefit and on behalf of the Shareholders and Partners, as contemplated under the Purchase Agreement. If any payment of principal or interest on this Promissory Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Promissory Note.

1.3	Prepayment.

Maker may, without premium or penalty, at any time (but only one (1) time) prepay all or any portion of the outstanding principal balance of the Final Installment due under this Promissory Note, provided that such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

2.	Defaults.

2.1	Events of Default.

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a) If Maker shall fail to pay when due any installment of principal and interest under this Promissory Note and such failure continues for fifteen (15) days after the applicable Installment Due Date thereof (the “Payment Grace Period”); provided however that

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notwithstanding anything contained in this Promissory Note to the contrary, in the event that the Letter of Credit requires Payee to provide notice to the Bank before payments are made under the Letter of Credit, then the Payment Grace Period shall not commence, and the Default Rate shall not apply to any overdue installment of principal and interest under this Promissory Note, unless (i) Payee provides the required notice to the Bank in accordance with the terms of the Letter of Credit; and (ii) notwithstanding the provision of such notice, the Bank fails to pay the Installment Amount on the due date of such Installment Amount under the Letter of Credit (such date, the “L/C Payment Failure Date”); in which case, the Payment Grace Period shall commence from (but not prior to), and the Default Interest rate shall begin to apply to the overdue Installment Amount from (but not prior to), the applicable L/C Payment Failure Date.

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 90 days.

2.2	Remedies.

Upon the occurrence of an Event of Default of a type described under Section 2.1(b) or Section 2.1(c), above (unless such Event of Default has been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Promissory Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Promissory Note. However, the foregoing rights and remedies shall not apply to any Event of Default of a type described under Section 2.1(a), above, and notwithstanding any other provision of this Promissory Note, Payee shall have no right to, and shall not seek to, accelerate any amounts under this Promissory Note as a result of an Event of Default of a type described under Section 2.1(a), above (and Payee, by its acceptance of this Promissory Note, hereby irrevocably waives any right that it may have under applicable law or any agreement, document or instrument to accelerate or otherwise collect (other than the Installment Amount and any Default Interest due thereon in the manner described in the following sentence) the principal and/or accrued interest under this Promissory Note as a result of any payment default). Rather, upon the occurrence of an Event of Default of a type described under Section 2.1(a), above (unless such Event of Default has been cured or waived by Payee), Payee may exercise any and all rights and remedies available to it under applicable law to collect from Maker the applicable Installment Amount which is then overdue under this Promissory Note and any Default Interest due thereon. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies

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under this Promissory Note, including, without limitation, reasonable attorneys’ fees. Notwithstanding any other provision of this Promissory Note to the contrary, any payment under the Letter of Credit to pay an Installment Amount or any portion thereof shall be deemed to constitute a payment under this Promissory Note in satisfaction of Maker’s payment obligations with respect to the Installment Amount and shall reduce the outstanding balance of principal and accrued interest under the Promissory Note by an amount equal to the amount of the Installment Amount that is drawn under the Letter of Credit. If Maker shall fail to pay when due any installment of principal and interest on this Promissory Note, then the principal portion of such installment (and, to the extent not prohibited by applicable law, the interest portion of such installment) shall bear interest for any period during which the same shall be overdue at the rate of fifteen percent (15%) per annum (“Default Interest”) in lieu of the annual rate of interest set forth in the first paragraph of this Promissory Note. If any monetary judgment under this Promissory Note is rendered in favor of Payee against Maker, said judgment shall bear interest at the Default Interest rate as permitted in accordance with the last sentence of Section 55.03(a), Florida Statutes, in effect as of the date of this Promissory Note (and no other interest shall accrue on any amount under this Promissory Note that is represented by such judgment).

3.	Miscellaneous.

3.1	Waiver.

No waiver by Payee of any right or remedy under this Promissory Note shall be effective unless in a writing signed by Payee, except that the waivers of Payee’s rights, remedies and claims that are set forth in this Promissory Note shall be effective without such signed writing. Neither the failure nor any delay in exercising any right, power or privilege under this Promissory Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, except for the waivers of Payee’s rights, remedies and claims that are set forth in this Promissory Note, (a) no claim or right of Payee arising out of this Promissory Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Promissory Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2	Maximum Interest Rate.

Notwithstanding any other provision of this Promissory Note to the contrary, Payee does not intend to charge and Maker shall not be required to pay any interest or fees or charges in excess of the maximum permitted by applicable law. In the event that Maker makes any payment of interest, fees or other charges, however denominated, pursuant to this Promissory Note, which payment results in the interest paid to Payee to exceed the maximum rate of interest permitted by applicable law, any excess over such maximum shall be applied in reduction of the principal balance owed to Payee as of the date of such payment, or if such excess exceeds the

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amount of principal owed to Payee as of the date of such payment, the difference shall be promptly paid by Payee to Maker.

3.3	Notices.

Any notice required or permitted to be given hereunder shall be given in accordance with Section 11.4 of the Purchase Agreement, provided that any notice to Payee shall be addressed to:

TAGEND LLC

c/o Stephen F. Snyder

1 Par Club Circle

Village of Golf, Florida 33436

with a copy to:

Thomas O. Wells, Esq.

Thomas O. Wells, P.A.

40 Biltmore Way

Coral Gables, Florida 33134

3.4	Severability.

If any provision in this Promissory Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Promissory Note will remain in full force and effect. Any provision of this Promissory Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.5	Governing Law.

This Promissory Note will be governed by the laws of the State of Florida without regard to conflicts of laws principles thereof.

3.6	Assignment.

Notwithstanding any other provision of this Promissory Note to the contrary, Payee shall not assign, in whole or in part, by operation of law or otherwise, this Promissory Note, nor any of its rights, title, interests or obligations under this Promissory Note, except, in the event an Event of Default shall have occurred and be continuing, by operation of law.

3.7	Section Headings, Construction.

The headings of Sections in this Promissory Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Promissory Note unless otherwise specified.

All words used in this Promissory Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and

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“hereunder” and similar references refer to this Promissory Note in its entirety and not to any specific section or subsection hereof.

3.8	Venue.

Maker and Payee hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the State of Florida located in Broward County, Florida and irrevocably waive any objection which either of them may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Promissory Note brought in any such court, irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party; provided, however, that such consent to jurisdiction is solely for the purpose of proceedings arising out of or relating to this Promissory Note and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Florida other than for such purpose.

3.9	Waiver of Jury Trial.

Maker and Payee do hereby each and both expressly waive any right which either may have to a jury trial as to any actions which may be brought concerning this Promissory Note.

3.10	Costs, Indemnities and Expenses.

Maker agrees to pay all filing fees and similar charges and all costs incurred by Payee in collecting or securing or attempting to collect amounts that are due and payable under this Promissory Note, including reasonable attorney’s fees, whether or not involving litigation and/or appellate, administrative or bankruptcy proceedings. Payee agrees to pay all charges and all costs incurred by Maker if Payee accelerates or collects or attempts to accelerate or collect amounts under this Promissory Note or the Letter of Credit in violation of the provisions set forth in this Promissory Note or Section 1.03 of the Purchase Agreement, including reasonable attorney’s fees, whether or not involving litigation and/or appellate, administrative or bankruptcy proceedings. Maker agrees to pay any documentary stamp taxes, intangible taxes or other taxes (except for federal or state income or franchise taxes based on Payee’s net income) which may now or hereafter apply to this Promissory Note or any payment made in respect of the Promissory Note, and Maker agrees to indemnify and hold Payee harmless from and against any liability, costs, attorney’s fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

* * *

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, Maker has executed and delivered this Promissory Note as of the date first stated above.

WITNESSES:	BOYD GAMING CORPORATION,
a Nevada corporation

By:
	Name:	Keith E. Smith
	Title:	Chief Executive Officer

STATE OF	)
) ss:
COUNTY OF	)

I HEREBY CERTIFY that on this day before me, personally appeared Keith E. Smith, as the Chief Executive Officer of Boyd Gaming Corporation, as Maker of the foregoing Promissory Note, and acknowledged before me that he executed the foregoing Promissory Note in his corporate capacity as an officer of Maker.

WITNESS my hand and official seal in the County and State last aforesaid this          day of January, 2009.

Signature of Notary Public

Notary Public, State of

Print, Type or Stamp Commissioned Name

of Notary Public:

Personally Known

Produced Identification

Type of Identification:

[ACCEPTANCE AND RECEIPT BY PAYEE AND SHAREHOLDER REPRESENTATIVE ON NEXT PAGE]

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ACCEPTED AND AGREED BY:

TAGEND LLC, a Florida limited liability company

By:
Name:	Stephen F. Snyder
Title:	Manager

AS OF JANUARY 15, 2009

RECEIVED BY:

SHAREHOLDER REPRESENTATIVE

By:
Name:	Stephen F. Snyder

AS OF JANUARY 15, 2009

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